Exhibit 10.7(c)

Severance and Change of Control Agreement

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into, effective as of March 23, 2016 (the “Effective Date”), by and between CytomX Therapeutics, Inc. a Delaware corporation (the “Company”), and Michael Kavanaugh, Senior Vice President, Chief Scientific Officer (“Employee”).

Upon acceptance of this Agreement, the following terms and conditions shall apply to your employment:

1.

Term of Employment and Severance Benefits. It is important for you to understand that California is an "at will" employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this Agreement will be governed by the laws of California. Notwithstanding the foregoing, in the event that the Company terminates your employment at any time without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), then the Company shall pay a lump sum amount equal to your then current base salary for a period of nine (9) months, which will be payable within thirty (30) days following your termination of employment.  In addition, the Company will provide and pay the premium cost for you and your dependents, for a period of nine (9) months after termination of your employment, of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and provided that either (a) the Company is able to provide you with such benefits at a cost that is not in excess of the cost that the Company was paying for such benefits for you immediately prior to your termination, or (b) you timely elect "COBRA" coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable to provide such medical and dental insurance benefits and "COBRA" coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six months prior to your termination, payable within thirty (30) days following your termination of employment.

2.

Change of Control. In the event that a Change of Control (as defined below) occurs during your employment relationship and within twelve (12) months following such Change of Control, the Company, or any successor thereto terminates your employment without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), then the Company shall (i) pay a lump sum amount equal to your then current base salary for a period of nine (9) months, which will be payable within thirty (30) days following your termination of employment, (ii) pay a lump sum amount equal to three fourths (3/4) of the Annual Bonus you are eligible to receive for the current Calendar year, which will be payable within thirty (30) days following your termination of employment, and (iii) accelerate in full your vesting in all Company options and other equity that you then hold and such options and other equity shall immediately become exercisable in full. In addition, the Company will provide and pay the premium cost for you and your dependents, for a period of nine (9) months after termination of your employment, of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date and provided that either (a) the Company is able to provide you with such benefits at a cost that is not in excess of the cost that

1 | Page

Exhibit 10.7(c)

the Company was paying for such benefits for you immediately prior to your termination, or (b) you timely elect "COBRA" coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable to provide such medical and dental insurance benefits and "COBRA" coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the nine months prior to your termination, payable within thirty (30) days following your termination of employment.

3.

Release. The Company's obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company (the "Release") which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following your termination of employment.  If the Release has been signed and any applicable revocation period has expired prior to the 30th day following your termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following your termination of employment occurs in the calendar year following the year of your termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year.

For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii): (i) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from The Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

For purposes of this Agreement, "Cause" shall mean a termination of your employment based upon a finding by the Company or its successor, acting in good faith and based on its reasonable belief at the time, that you (a) have been negligent in the discharge of your duties to the Company or its successor, have refused to perform stated or assigned duties or are incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties; (b) have been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) have breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or its successor; or have been convicted of, or pled guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses); (d) have materially breached any of the provisions of any agreement with the Company or its successor; (e) have engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or its successor; or (f) have improperly induced a vendor or customer to break or terminate any contract with the Company or its successor or induced a principal for whom the Company or its successor acts as agent to terminate such agency relationship.

2 | Page

Exhibit 10.7(c)

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or circumstances (i) a reduction in the amount of your base salary of more than ten (10) percent (except where such reduction applies to all vice presidents and officers of the Company); (ii) the relocation of the Company's headquarters to a place outside of a 50-mile radius from the company's headquarters in South San Francisco, California; or (iii) the assignment, without your consent, to a position, responsibilities, or duties of a materially lesser status or degree than your position, responsibilities or duties as Senior Vice President, Chief Scientific Officer, as of the commencement of your  employment.

In order to establish a "Good Reason" for terminating employment, you must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 15 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and your termination of employment must occur no later than seven (7) days following the expiration of that 30-day cure period.

All severance or change of control payments shall be made in full compliance with Section 409A and shall begin only upon the date of your "separation from service" (as defined below), which occurs on or after the date of termination of the employment relationship, and shall be subject to the rules set forth below.

(a) It is intended that each installment of the severance or change of control payments and benefits provided under the offer letter shall be treated as a separate "payment" for purposes of Section 409 A of the Internal Revenue Code and the guidance issued thereunder ("Section 409A"). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your "separation from service" from the Company, you are not a "specified employee" (within the meaning of Section 409A), then each installment of the severance or change of control payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c) If, as of the date of your "separation from service" from the Company, you are a "specified employee" (within the meaning of Section 409A), then:

(i) Each installment of the severance or change of control payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance or change of control payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your "separation from service" from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance or change of control payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan

3 | Page

Exhibit 10.7(c)

that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this paragraph (d), "the Company" shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any  reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

This Agreement shall be governed by and construed in accordance with California law.

If any provision of this Agreement is determined to be illegal or unenforceable, then the remainder of this Agreement nonetheless shall be fully enforceable and binding upon the parties hereto, and it is the intent of the parties that a court or arbitrator shall enforce the remainder of this Agreement to the maximum extent permitted by law.

This Agreement (a) represents our entire understanding regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings regarding such subject matter, whether oral or written, and (b) may not be modified or amended, except by a written instrument executed by you and by the Company’s Chief Executive Officer.

ACCEPTANCE

The undersigned agrees to and accepts the terms and conditions set forth above.

______3/30/16_____________________                  ____/s/ W. Michael Kavanaugh_____________

Date	W. Michael Kavanaugh, S.V.P. and Chief Scientific Officer

______3/30/16_____________________                  ___/s/ Cynthia J. Ladd__________ _____

Date    Cynthia J. Ladd, S.V.P and General Counsel

4 | Page

Exhibit 10.7(c)

First Amendment to Severance and Change of Control Agreement

This First Amendment to Severance and Change of Control Agreement (the “Amendment”) is made and entered into, effective as of March 23, 2016 (the “Effective Date”), by and between CytomX Therapeutics, Inc., a Delaware Corporation (the “Company”) and W. Michael Kavanaugh (“Employee”), with reference to the following facts. Capitalized terms not defined herein shall have the meanings specified in the Severance and Change of Control Agreement dated March 23, 2016 (the “Severance Agreement”), between the Company and Employee.

Recitals:

A. The parties previously executed the Severance Agreement, pursuant to which the Company provides Employee severance and change of control benefits following certain terminations of Employee’s employment with the Company.

B. The parties have agreed to execute this Amendment to address the treatment of “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreements:

Now, Therefore, in accordance with the foregoing recitals, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment of Severance Agreement. The Severance Agreement is hereby amended by adding the following new Section 4 directly after the last sentence of Section 3(e):

“4.Section 280G of the Code.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (i) delivered in full pursuant to the terms of this Agreement, or (ii) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 4(c).

(b) The determination of whether Section 4(a)(i) or Section 4(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Employee of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall

5 | Page

Exhibit 10.7(c)

mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)If Section 4(a)(ii) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.1

(d)Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 4. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 4.”

2. Miscellaneous. Except as expressly modified by Section 1, above, the Severance Agreement is hereby ratified and confirmed and shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Amendment that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[Signatures appear on the following page.]

[1]	Confirm the ordering of the reductions with the Company, particularly with respect to the ordering of the equity awards and whether last vesting or first vesting are eliminated first.

6 | Page

Exhibit 10.7(c)

In Witness Whereof, the undersigned have executed this Amendment, effective as of the Effective Date set forth above.

“Company”	“Employee”
CytomX Therapeutics, Inc., a Delaware corporation
By: _____/s/ Cynthia J. Ladd____________	________/s/ W. Michael Kavanaugh______________
Cynthia J. Ladd, S.V.P and General Counsel	W. Michael Kavanaugh, S.V.P. and Chief Scientific Officer

7 | Page